SECOND AMENDMENT TO GUARANTY AGREEMENT


         THIS SECOND AMENDMENT TO GUARANTY AGREEMENT is made and entered into effective as of the 31st day of December, 1997 (this "Amendment") between KINDER MORGAN ENERGY PARTNERS, L.P. (formerly known as Enron Liquids Pipeline, L.P.), a Delaware limited partnership (the "Guarantor") and FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina), as agent (the "Agent") for the lenders (the "Lenders") that are or become parties to the Credit Agreement defined below.

                              W I T N E S S E T H:

         WHEREAS, KINDER MORGAN OPERATING L.P. "B" (formerly known as Enron Transportation Services, L.P.), a Delaware limited partnership (the "Borrower"), the Agent and the Lenders have entered into that certain Credit Agreement dated as of February 14, 1997 as amended by First Amendment to Credit Agreement dated as of September 1, 1997 and Second Amendment to Credit Agreement dated of even date herewith (such Credit Agreement as amended and as the same may be further amended from time to time, herein called the "Credit Agreement"); and

         WHEREAS, Guarantor executed that certain Guaranty Agreement dated as of February 14, 1997 as amended by First Amendment to Guaranty Agreement dated as of September 26, 1997 (as amended, the "Guaranty Agreement") pursuant to the terms and conditions stated in the Credit Agreement;

         WHEREAS, Guarantor has requested, and the Lenders have agreed, that certain changes be made to the Guaranty Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the parties hereto now agree as follows:

         1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty Agreement.

         2. Section 3.3(c)(viii) of the Guaranty Agreement is hereby amended to read as follows:

                  "(viii) investments, loans or advances made by the Guarantor in or to its Subsidiaries; provided that immediately before and after each investment, loan or advance no Default or Event of Default exists and is continuing."

         3. Section 3.3(k) of the Guaranty Agreement is hereby amended to read as follows:

                  "(k)     Transactions   with   Affiliates. The Guarantor  will
         not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange


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         of Property or the rendering of any service,  with any Affiliate unless such transactions are otherwise permitted under the Credit Agreement, and are upon fair and reasonable terms to it."

         4. Section 3.3(l) of the Guaranty Agreement is hereby amended to read as follows:

                  "Section 9.18. Partnership Agreement. The Guarantor will not amend or permit to be amended its partnership agreement in a manner materially adverse to the Lenders without the prior written consent of the Majority Lenders."

         5. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Guaranty Agreement shall remain in full force and effect in accordance with its terms.

         6. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

         7. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

GUARANTOR:                   KINDER MORGAN ENERGY PARTNERS, L.P.

                             By: Kinder Morgan G.P., Inc.,
                                 its General Partner



                                  By: /s/ William V. Morgan
                                  Name: William V. Morgan
                                  Title: Vice Chairman

AGENT:                       FIRST UNION NATIONAL BANK



                             By: /s/ David Roberts
                             Name: David Roberts
                             Title: Senior Vice President












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